Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President of Investor Relations, 303-312-8155

Bill Barrett Corporation Announces R. Scot Woodall

as Chief Executive Officer and President

DENVER – April 17, 2013 – Bill Barrett Corporation (NYSE: BBG) is pleased to announce that effective April 16, 2013, Mr. R. Scot Woodall was named Chief Executive Officer and President. Mr. Woodall also was named to the Company’s Board of Directors. He had served as Chief Executive Officer on an interim basis since January 2013.

Chairman of the Board Jim Mogg comments, “The Board of Directors is very pleased that Scot has accepted the role of Chief Executive Officer and President. His leadership qualities as well as his performance as interim CEO over the past several months make him an excellent choice. He has significant industry experience and his commitment to operational excellence should deliver shareholder value as we develop our core positions in the DJ Basin and Uinta Oil Program. The Board believes Scot possesses the talent, experience, and leadership qualities we require and he is highly respected by the Bill Barrett team.”

Mr. Woodall comments, “I appreciate the confidence that the Board has placed in me and welcome the opportunity to lead Bill Barrett Corporation forward. We have the assets and team to execute on our operational and financial strategy. We will maintain a work environment that highly emphasizes the safety of our employees and environmental stewardship in all the communities in which we operate. Our Company has tremendous opportunity to deliver value to our stakeholders and we are committed to doing so.”

R. Scot Woodall, age 51, has more than 28 years of experience in the oil and natural gas industry including serving as Chief Operating Officer at Bill Barrett Corporation since July 2010 and previously Executive Vice President and Senior Vice President of Operations beginning April 2007. Prior to joining Bill Barrett Corporation, Mr. Woodall was at Forest Oil Corporation for seven years, last serving as Senior Vice President of the Western Region. Mr. Woodall has a Bachelor of Science in Mechanical Engineering from Louisiana State University.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.